Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 31 dated July 25, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-091

                     5.25% Callable Notes due July 15, 2020

The description in this pricing supplement of the particular terms of the 5.25% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:              $1,292,000.00                     Interest Rate:                 5.25%

Price to Public:               100%                              Issuance Date:                 July 28, 2005

Net Proceeds to Trust:         $1,266,160.00                     Stated Maturity Date:          July 15, 2020

Agent's Discount:              2.00%                             Initial Interest Payment Date: January 15, 2006

CUSIP Number:                  41659FEL4                         Interest Payment Frequency:    Semi-Annually

Day Count Convention:          30/360                            Regular Record Dates:  15 days prior to any Interest Payment Date.

Optional Redemption: Yes [X] No [   ]                            The Survivor's Option [X] is [  ] is not available
 Optional Redemption Date: July 15, 2008                            Annual Put Limitation: $1 million or 1%
 or any Interest Payment Date thereafter.                           Individual Put Limitation: $250,000
 Initial Redemption Percentage: 100%                                Trust Put Limitation: N/A
 Annual Percentage Reduction: N/A

 Redemption may be: [X] In whole only.                           Authorized Denominations:      $1,000 integral amounts.
                    [ ] In whole or in part.

Securities Exchange Listing:   None.                             Special Tax Considerations:    None.

Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:    Hartford Life Insurance Company

Funding Agreement:             FA-405091                         Interest Rate:                 5.25%

Contract Payment:              $1,292,015.00                     Effective Date:                July 28, 2005

Deposit Amount :               $1,266,175.00                     Stated Maturity Date:          July 15, 2020
(if different from Contract Payment)
Day Count Convention:          30/360                            Initial Interest Payment Date: January 15, 2006

Special Tax Considerations:    None.                             Interest Payment Frequency:    Semi-Annually

Optional Redemption:   Yes [X] No [ ]                            Survivor Option:  Under the Funding Agreement, Hartford
Optional Redemption Date: July 15, 2008 or any Interest          Life Insurance Company [X] is [   ] is not  required to
Payment Date thereafter.                                         provide the Trust with amounts it needs to honor valid
Initial Redemption Percentage: 100%                              exercises of the Survivor's Option.

Annual Percentage Reduction:   N/A                               Other Provisions Relating to the Funding
Redemption may be:  [X] In whole only.                           Agreement: None.
                    [ ] In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of July 28, 2005, the Notes will be rated by the indicated rating agencies as follows:

         Standard & Poor's:  AA-             Moody's: Aa3
         A.M. Best: aa-                      Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of July 28, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

         Standard & Poor's:  AA-             Moody's: Aa3
         A.M. Best: aa-                      Fitch: AA